To :

Board of Directors

Million Place Investment Limited

In accordance to our mutual agreement with regards to the financial arrangements for the new boiler plant project, our company, Messrs Hohhot Devotion Boiler Jeneral Company Limited hereby irrevocably guarantees that the shares in the equity capital of the company shall be transferred and registered to the named new joint venture company to be assigned by Million Place Investment Limited as the ultimate shareholder by the 30th June 2015. At same time all legal documentations relating to the transfer shall be completed as well.

Concurrently , Million Place Investment Limited will make all necessary work arrangements to effect this mutual understanding.

Dated: 31st March 2015

Signed , Sealed and Delivered :

Ma Xixing

PRC ID No :

Managing Director / Legal Representative

Hohhot Devotion Boiler Jeneral Company Limited